Exhibit 3.20

F I L E D In the Office of the Secretary of State of Texas MAY 07 2013 Corporations Section

AMENDED AND RESTATED

CERTIFICATE OF FORMATION

OF

TEAK TEXANA PIPELINE COMPANY LLC

Pursuant to the provisions of Title 1, Chapter 3, Subchapter B of the Texas Business Organizations Code (the “TBOC”), TEAK Texana Pipeline Company LLC, a Texas limited liability company (the “Company”), hereby adopts the following Amended and Restated Certificate of Formation (the “Amended and Restated Certificate”):

1.	The name of the Company is TEAK Texana Pipeline Company LLC. The Company is a Texas limited liability company.

2.	This Amended and Restated Certificate (a) amends the name of the Company, (b) deletes Articles One through Six in their entirety, and (c) adds new Articles One through Six. The Amended and Restated Certificate reads in its entirety as follows:

AMENDED AND RESTATED

CERTIFICATE OF FORMATION

OF

APL SOUTHTEX PIPELINE COMPANY LLC

ARTICLE ONE

The name of the limited liability company is APL SouthTex Pipeline Company LLC.

ARTICLE TWO

The filing entity is a limited liability company.

ARTICLE THREE

The purpose for which the limited liability company is organized for which limited liability companies may be organized under the Texas Business Organizations Code.

ARTICLE FOUR

The street address of the Company’s current registered office in the State of Texas is 350 N. St. Paul Street, Dallas, TX 75201 and the name of the current registered agent at such address is CT Corporation System.

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ARTICLE FIVE

The limited liability company will not have managers. The company will be governed by its sole member. Listed below is the name and address of the member.

Name	Address
APL SouthTex Midstream LLC	110 W. 7th St., Suite 2300 Tulsa, Oklahoma 74119

ARTICLE SIX

3.	Each amendment set forth above has been made in accordance with, and approved in the manner required by, the provisions of the TBOC and the governing documents of the Company.

4.	This Amended and Restated Certificate, which is set forth in its entirety above, accurately states the text of the Certificate of Formation being restated and each amendment to the Certificate of Formation being restated that is in effect, as further amended by this Amended and Restated Certificate. This Amended and Restated Certificate does not contain any other change to the Certificate of Formation being restated except for the information permitted to be omitted by the provisions of the TBOC.

5.	This Amended and Restated Certificate will become effective when the document is filed with the Secretary of State of the State of Texas.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned hereby executes this Amended and Restated Certificate of Formation this 7th day of May, 2013.

By:	APL SouthTex Midstream LLC, the sole member

By:	/s/ Eugene N. Dubay
Name: Eugene N. Dubay Title: President

[SIGNATURE PAGE TO A&R CERTIFICATE OF FORMATION TEAK TEXANA PIPELINE]

HUI-159655